EP Acquisition Parent, Inc.

Contents

EP Acquisition Parent, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	February 28, 2018	November 30, 2017

Assets

Current Assets
Cash	$17,520	$15,258
Accounts receivable, net	43,415	44,037
Inventories, net	45,097	43,564
Prepaid expenses and other assets	4,796	4,315

Total Current Assets	110,828	107,174

Property, Plant, Equipment and Mineral Interests, Net	214,519	218,074
Goodwill	57,906	57,906
Intangible Assets, Net	14,852	15,589
Other	13,353	11,546

Total Assets	$411,458	$410,289

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$12,920	$11,865
Current portion of long-term debt	704	694
Other accrued liabilities	9,201	10,126

Total Current Liabilities	22,825	22,685

Long-Term Debt	297,599	297,336
Deferred Income Taxes	29,003	45,491
Payable to Related Party	1,106	1,098
Other Long-Term Liabilities	17,597	17,614
Total Liabilities	368,130	384,224

Stockholders’ Equity
Additional paid-in-capital	104,388	104,388
Accumulated other comprehensive loss	(4,488)	(4,848)
Retained earnings
Dividends	(116,968)	(116,968)
Retained earnings	60,396	43,493
Total Stockholders’ Equity	43,328	26,065
Total Liabilities and Stockholders’ Equity	$411,458	$410,289
See accompanying notes to consolidated financial statements.

EP Acquisition Parent, Inc.

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands)

Three Months ended February 28,	2018	2017

Net Sales	$58,614	$43,826

Cost of Sales	43,819	32,306

Gross Margin	14,795	11,520

Operating Expenses
General and administrative	4,764	3,921
Selling	3,406	2,628
Research and development	521	412
Amortization of intangible assets	738	326
Depreciation	148	138

Total Operating Expenses	9,577	7,425

Operating Income	5,218	4,095

Interest expense, net	5,811	4,285
Other expense (income), net	(16)	(6)

Total Non-Operating Expenses	5,795	4,279

Income (Loss) Before Income Taxes	(577)	(184)

Income Tax Benefit	17,480	326

Net Income	$16,903	$142

See accompanying notes to consolidated financial statements.

EP Acquisition Parent, Inc.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

(Dollars in thousands)

Three Months ended February 28,	2018	2017

Net Income	$16,903	$142

Other Comprehensive Income (Loss)
Foreign currency translation adjustments	252	85
Changes in pension and post-retirement benefits, net of tax	108	(76)

Total Other Comprehensive Income	360	9

Comprehensive Income	$17,263	$151

See accompanying notes to consolidated financial statements.

EP Acquisition Parent, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

Three months ended February 28,	2018	2017

Operating Activities
Net income	$16,903	$142
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation, depletion and amortization	5,680	3,480
Deferred stripping	42	56
Accretion of debt discount	93	80
Amortization of deferred financing costs	321	186
Provision for bad debts and inventory reserve	14	(254)
Deferred taxes	(15,665)	(571)
Changes in operating assets and liabilities
Accounts receivable	613	1,025
Inventories	(1,533)	(747)
Prepaid expenses and other	(3,191)	(166)
Accounts payable	1,047	74
Accrued expenses and other	(945)	(4,048)

Net cash provided by (used in) operating activities	3,379	(743)

Investing Activities
Purchase of fixed assets	(1,332)	(1,990)

Net cash used in investing activities	(1,332)	(1,990)

Financing Activities
Repayments of long-term debt, net of original discount	(156)	(450)
Repayments of capital leases, net of original discount	(19)	(12)
Payments for deferred financing costs	34	-

Net cash used in financing activities	(141)	(462)

Effect of Exchange Rates on Cash	356	22

Net Change in Cash	2,262	(3,173)

Cash, beginning of period	15,258	20,637

Cash, end of period	$17,520	$17,464

See accompanying notes to consolidated financial statements.

EP Acquisition Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

1.    Business

Business

EP Acquisition Parent, Inc. and Subsidiaries (the “Company”) is headquartered in Reno, Nevada and is the world’s second-largest producer of diatomaceous earth (“DE”) as well as a leading producer of perlite filter aids, clay and absorbents. These products are used in a broad range of filtration, functional additives, absorbent and adsorbent applications. Since establishing its operations in 1945, the Company has grown to a number of production facilities located near some of the world’s best DE, perlite and clay deposits. The operations include (i) Lovelock, Nevada, the Company’s largest facility which produces DE and perlite for filter aid and functional additive applications; (ii) Clark, Nevada, which focuses on DE absorbents and functional additive products; (iii) Fernley, Nevada, which focuses on DE absorbents; (iv) Vale, Oregon, which focuses on DE filter aid and functional additive products; (v) Middleton, Tennessee, which focuses on clay absorbents; (vi) Blair, Nebraska, which focuses on perlite filter aids; and (vii) the recent acquisition of Jackson, Mississippi, which focuses on bleaching clays, activated clay catalysts and adsorbents.

During 2017, the Company formed EP Engineered Clays Corporation (“EPECC”) and in July 2017 it completed the acquisition of certain assets from BASF Corporation that produces bleaching clay, activated clay catalysts and adsorbents. This transaction included a Jackson, MS production site, a clay mine in Aberdeen, MS, and the mineral rights associated with a mine located in the Navajo Nation near Sanders, Arizona. There were no measurement period adjustments during the three months ended February 28, 2018.

The Company’s shareholder group charged management fees of $563 and $435 during the three months ended February 28, 2018 and 2017, respectively. In addition, the Company has $1.1 million due to the shareholder group at February 28, 2018 and November 30, 2017.

2.    Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires us to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

Consolidated Financial Statements

The consolidated financial statements include the accounts of EP Acquisition Parent, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

EP Acquisition Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

Interim Financial Information

The unaudited condensed consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP, for interim financial reporting. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted. Therefore, these condensed consolidated financial statements should be read along with the annual audited consolidated financial statements and notes thereto for the year ended November 30, 2017. The balances as of November 30, 2017, were derived from the audited consolidated balance sheet. In management’s opinion, all adjustments necessary for a fair statement are reflected in the interim periods presented. Interim results for the three months ended February 28, 2018 may not be indicative of results that will be realized for the full year ending November 30, 2018.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, and collectability is reasonably assured. These conditions are generally met at the time of shipment. Net Sales and Cost of Sales include transportation costs that are billed to customers.

For the interim period ended February 28, 2018, the Company has not adopted the provisions of ASU 2014-09, and its related amendments, and continues to apply the ASU’s effective dates for non-public business entities. This ASU, as amended, is effective for non-public business entities for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2018.

Concentrations of Credit Risk

Concentrations of credit risk consist primarily of cash, trade accounts receivable, and sales concentrations with certain customers. As part of the ongoing control procedures, the Company monitors concentrations of credit risk associated with financial institutions with which they conduct business. Credit risk with financial institutions is considered minimal as the Company utilizes only high quality financial institutions. The Company conducts periodic credit evaluations of its customers’ financial condition and generally do not require collateral. At February 28, 2018 and November 30, 2017, the Company had an allowance for doubtful accounts of $567 and $559, respectively.

EP Acquisition Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

Fair Value of Financial Instruments

FASB ASC Topic 820 established a three-level hierarchy for fair value measurements that distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”). The hierarchy level assigned to financial instruments recorded at fair value is based on the Company’s assessment of the transparency and reliability of the inputs used in the valuation of such instrument at the measurement date. Level 1 inputs are based on quoted market prices. Level 2 are based on observable inputs, while Level 3 are based on unobservable inputs and management judgment. The Company’s $4.8 million contingent consideration liability related to its July 2017 EPECC acquisition is a Level 3 measurement based on estimates of revenues during the earn-out period. There was no change to this liability during the three months ended February 28, 2018.

The Company’s financial instruments consist primarily of investments in cash, receivables and certain other assets, as well as obligations under accounts payable and long-term debt. The carrying values of these financial instruments approximate its fair value due to their short-term nature or variable interest rates.

Income Taxes

The income tax benefit in the first quarter ended February 28, 2018 was $17.5 million compared to a benefit of $326 in the same period ended February 28, 2017. The three months ended February 28, 2018 include $15.4 million of non-cash tax benefit related to the revaluation of our deferred tax assets and liabilities as of December 31, 2017 as a result of the U.S. tax reform and $0.2 million of tax expense related to the one-time deemed repatriation of accumulated foreign earnings. Also, during the quarter ended February 28, 2018, the Company released a previously established valuation allowance recorded against its Federal Alternative Minimum Tax (“AMT”) Credit that the Company now expects to realize due to repeal of the corporate AMT associated with U.S. tax reform. This resulted in an income tax benefit of $2.6 million during the quarter.

EP Acquisition Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

US Tax Reform

The tax expense for the quarter ended February 28, 2018 was impacted by the enactment of The Tax Cuts and Jobs Act (the “Act”) on December 22, 2017. The Act reduces the U.S. federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on all offshore earnings that were previously tax deferred and creates new taxes on certain foreign sourced earnings. In conjunction with the signing of the Act on December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued by the Securities and Exchange Commission (“SEC”) to address the application of U.S. GAAP in situations when a company does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. Further, in January 2018, the FASB issued guidance stating that companies that are not SEC registrants may apply SAB 118 to their financial statements. SAB 118 provides a measurement period that should not extend beyond one year from the Act enactment date for companies to complete the accounting under ASC 740. To the extent that a company’s accounting for certain income tax effects of the Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. The Company has included estimates of the impact of the Act in its financial results for the quarter ended February 28, 2018.

For the quarter ended February 28, 2018, the provision for income taxes includes provisional income tax benefit of $15.2 million related to items for which the Company could determine a reasonable estimate. The Company will monitor regulatory guidance issued with respect to the Act and refine the calculations as appropriate. Pursuant to SAB 118, adjustments to the provisional amounts recorded by the Company as of February 28, 2018 and identified within a subsequent measurement period of up to one year from the enactment date will be included as an adjustment to tax expense from continuing operations in the period the amounts are determined.

Provisional Amounts

Deferred tax assets and liabilities: The Company remeasured its U.S. deferred tax assets and liabilities at 21% during the quarter ended February 28, 2018. The Company is still analyzing certain aspects of the Act and calculations, which could affect the measurement of the balances or give rise to new deferred tax amounts. For the quarter ended February 28, 2018, the provision for income taxes includes provisional income tax benefit of $15.4 million related to the re-measurement of U.S. deferred tax balances.

Transition Tax on Deferred Foreign Earnings: The one-time transition tax is based on post-1986 earnings and profits that were previously deferred from U.S. income taxes. For the quarter ended February 28, 2018, the provision for income taxes includes provisional income tax expense of $0.2 million related to the one-time transition tax liability.

No additional income or withholding tax have been provided for any remaining undistributed foreign earnings or outside basis differences as the earnings were subject to the one-time transition tax and are either indefinitely reinvested or not material. As of February 28, 2018, determining the amount of the unrecognized deferred tax liability related to outside basis differences in these entities is not practicable. The Company is still in the process of analyzing the impact of the Act on our indefinite reinvestment assertion.

EP Acquisition Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

Inventories

Inventories are stated at the lower of cost or net realizable value using the first-in, first-out (“FIFO”) and average cost methods. The Company writes down inventories for estimated obsolescence or unmarketable inventory to estimated market value based upon assumptions about future demand and market conditions.

Property, Plant, Equipment and Mineral Interests

Property, plant, equipment and mineral interests are recorded at cost. The Company provides for depreciation, depletion or amortization on property, plant, equipment and mineral interests using the straight-line method over the estimated useful lives of the assets, which are generally 29-90 years for mineral interests, 20 to 30 years for buildings, 3 to 10 years for machinery and equipment, and 3 to 7 years for software. Leasehold improvements are depreciated over the shorter of the lease term or the estimated life of the improvement. Improvements which extend the useful life of property are capitalized, while repair and maintenance costs are charged to operations as incurred.

Depreciation expense was approximately $4,449 and $2,822 for the three months ended February 28, 2018 and 2017, respectively. Depletion of mineral interests was $493 and $332 for the three months ended February 28, 2018 and 2017, respectively.

Reclamation Costs

The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred. Accounting principles require the Company to record a liability for the present value of the estimated reclamation costs and the related asset created with it. The liability is accreted and the asset is depreciated over the life of the related asset. Adjustments for changes resulting from the passage of time and changes to either the timing or the amount of the original present value estimate underlying the obligation will be made when appropriate.

Impairment of Long-Lived Assets and Goodwill

The Company regularly assesses long-lived assets for impairment when events or circumstances indicate their carrying amounts may not be recoverable. Recoverability of amortizing intangibles, property, plant, equipment and mineral interests is evaluated by comparing the carrying amount of the asset or group of assets against the estimated undiscounted future cash flows expected to result from the use of the asset or group of assets and its eventual disposition. If the undiscounted cash flows are less than the carrying value of the asset or group of assets being evaluated, an impairment loss is recorded. An impairment loss is measured as the difference between the fair value and carrying value of the asset or group of assets being evaluated. The estimated fair value is based on the best information available under the circumstances, including prices for similar assets or the results of valuation techniques, including the present value of expected future cash flows using a discount rate commensurate with the risks involved. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less cost to sell.

EP Acquisition Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

Aggregate amortization expense, including for other assets for the three months ended February 28, 2018 and 2017 was approximately $738 and $326, respectively.

Goodwill and tradenames are not amortized, but rather tested for impairment, at least annually or more frequently, if indicators of impairment exist. Recoverability of goodwill is measured in the fourth quarter each year by comparing the fair value of the reporting unit to its carrying value, including goodwill. If the fair value of the reporting unit is less than its carrying amount, an indication of goodwill impairment exists and the Company must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The process of evaluating the potential impairment is highly subjective and requires significant judgment at many points during the analysis. In estimating the fair value, the Company makes estimates and judgments about the future cash flows. The Company’s cash flow forecasts are based on assumptions that are consistent with the plans and estimates used by the Company to manage the underlying business. Tradenames are measured for recoverability by comparing estimated fair value to its carrying value. If the fair value of the tradenames is less than its carrying value, an impairment is recorded for the difference. There were no impairment indicators during the quarters ended February 28, 2018 and 2017.

Foreign Currency Translation

The financial statements of the Company’s non-U.S. subsidiaries are translated into U.S. dollars. Foreign assets and liabilities recorded in the local currency are translated into U.S. dollars using the exchange rates in effect at each balance sheet date. Results of operations are translated using the average exchange rates throughout the period. The effects of exchange rate fluctuations on translation of assets and liabilities are reported as a separate component of Accumulated Other Comprehensive Loss included in Stockholders’ Equity.

Subsequent Events

The condensed consolidated financial statements and related disclosures include an evaluation of events up to and through July 13, 2018, which is the date the condensed consolidated financial statements were available to be issued. On May 1, 2018, the Company closed on its previously announced agreement to be acquired by U.S. Silica Holdings, Inc., a producer of commercial silica used in the oil and gas industry, for $750 million, subject to working capital adjustments.

EP Acquisition Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

3.    Long-Term Debt

Long-term debt consisted of the following:

	February 28, 2018	November 30, 2017

1st Lien loan	$232,277	$232,433
2nd Lien loan	70,000	70,000
Capital leases	180	165
Less: unamortized discount and debt issuance costs	(4,154)	(4,568)

Long-Term Debt	298,303	298,030

Less: current portion	(704)	(694)

Long-Term Debt, Net of Current Portion	$297,599	$297,336

4.    Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss are as follows:

February 28, 2018	Before Tax Amount	Tax Expense (Benefit)	Net-of-Tax Amount

Foreign currency translation adjustments	$(419)	-	$(419)
Changes in pension and post-retirement benefits	(6,838)	2,769	(4,069)

Accumulated Other Comprehensive Loss	$(7,257)	$2,769	$(4,488)

November 30, 2017	Before Tax Amount	Tax Expense (Benefit)	Net-of-Tax Amount

Foreign currency translation adjustments	$(671)	-	$(671)
Changes in pension and post-retirement benefits	(7,333)	3,156	(4,177)

Accumulated Other Comprehensive Loss	$(8,004)	$3,156	$(4,848)

EP Acquisition Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands)

5.    Commitments and Contingencies

Environmental Matters

The Company is subject to extensive and evolving federal, state, local, and international environmental laws and regulations. Compliance with such laws and regulations can be costly. Governmental authorities may enforce these laws and regulations with a variety of enforcement measures, including monetary penalties and remediation requirements. The Company has policies and procedures in place to ensure that its operations are conducted in compliance with such laws and regulations and with a commitment to the protection of the environment.

Other

From time to time, the Company may be a party to lawsuits and legal proceedings arising in the ordinary course of business. In the opinion of the Company’s management, these matters, individually and in the aggregate, are not expected to have a material adverse effect on the financial condition and the results operations and cash flows of the Company. Based on changes in circumstances or unforeseen future events, actual results could materially differ from these estimates.